Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Senior Managing Director of Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. CONFIRMS LONG-TERM STRENGTH, STABILITY AND PERFORMANCE OF BUSINESS MODEL IN THIRD QUARTER RESULTS

Per Share Net Income of $0.19 and Normalized FFO of $0.38 in Third Quarter

Expected Liquidity Transactions in the Next Twelve Months to Fund Aggressive Repayment of Debt Maturities

Birmingham, AL – October 26, 2023 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the third quarter ended September 30, 2023, as well as certain events occurring subsequent to quarter end.

•

Net income of $0.19 and Normalized Funds from Operations (“NFFO”) of $0.38 for the 2023 third quarter on a per diluted share basis and including approximately $0.02 per share from MPT’s receipt of non-cash and non-recurring investment consideration in PHP Holdings (“PHP”) in lieu of third quarter cash rent and interest contractually owed by Prospect Medical Holdings (“Prospect”);

•	As anticipated, collected cash rent payments in each of September and October from Prospect;

•	Commenced in July rent collections at a newly developed post-acute facility operated by Ernest in South Carolina at a total cost of approximately $22 million; and

•

Agreed in principle to sell seven facilities back to a tenant comprising approximately 1% of MPT’s total assets in the first half of 2024, substantively ending the relationship and making MPT whole for its investment and deferred amounts. Due to accounting requirements, net income includes related write-offs detailed in Operating Results and Outlook.

Previously announced activities:

•	Sold in July three hospitals to Prime Healthcare for approximately $100 million;

•	Purchased in the open market through October approximately £50 million in 2.55% Notes Due 2023;

•

Sold in October four remaining facilities in Australia for cash proceeds of roughly AUD$470 million, representing a 5.7% cash capitalization rate and funding a reduction in the balance of the revolving credit facility and an increase in cash availability; and

•

Declared per share third quarter dividend of $0.15, representing a 50% payout of third quarter per share adjusted funds from operations (“AFFO”), in alignment with updated capital allocation strategy to increase liquidity and enhance long-term value creation.

“Our business model remains strong and stable,” said Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer. “Looking forward, we have launched a capital allocation strategy to increase liquidity, effectively address our debt maturities and solidify through a right-sized cash dividend our business for sustained long-term shareholder creation and growth when our cost of capital inevitably begins to normalize.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO and AFFO, including per share amounts, all on a basis comparable to 2022 results.

PORTFOLIO UPDATE

Medical Properties Trust has total assets of approximately $19.0 billion, including $12.3 billion of general acute facilities, $2.5 billion of behavioral health facilities and $1.7 billion of post-acute facilities. As of September 30, 2023, MPT’s portfolio included 441 properties and approximately 44,000 licensed beds. Since the end of the third quarter, MPT has sold four properties and now owns approximately 43,000 licensed beds leased to or mortgaged by 54 hospital operating companies across the United States as well as in the United Kingdom, Switzerland, Germany, Spain, Finland, Colombia, Italy and Portugal.

Europe ($6.1 billion total assets)

During the third quarter, Centene Corporation agreed to sell Circle Health (“Circle”) ($2 billion) to PureHealth at a value of roughly $1.2 billion. While the change in sponsorship is not expected to impact Circle’s strategy or operations, the transaction is evidence that the business of running private hospitals in the United Kingdom is attractive to a broad, global investor base. This business cannot perform without Circle’s 36 facilities leased from MPT across the UK, at which rent coverage is strong and consistent.

Across the remainder of MPT’s European portfolio, operators are benefitting from growing reimbursement revenue and continued normalization of labor costs. Priory ($1.3 billion) maintained EBITDARM coverage of approximately 2.0x and MEDIAN continues to consistently report EBITDARM coverage in the 1.5-2.0x range for the twelve months ended June 30, 2023. The Infracore joint venture, through which MPT owns a 70% stake in nearly $1.5 billion of gross real estate assets leased to Swiss Medical Network (“SMN”), has reliably paid cash distributions since the investment was made in 2019. SMN reported a year-to-date EBITDAR margin of 19% through the end of June and also added a new investor in a transaction that favorably impacted the fair market value of the platform, resulting in an approximate CHF 20 million third quarter gain on MPT’s equity stake.

Steward Health Care System (“Steward”) ($3.8 billion)

Steward reported facility level GAAP EBITDARM coverage of 2.7x for the twelve months ended June 30, 2023. Although demands on cash from operations have been impacted by challenges related to revenue cycle management and an accounts payable backlog, MPT believes that Steward will be able to satisfy its rental obligations over the full term of the leases given the local profitability Steward generates at MPT’s facilities, the cross-defaulted nature of the master leases, and the additional security of its overall Steward collateral package. For more detailed information about MPT’s investments with Steward, please refer to MPT’s investor relations website under Webcasts and Presentations.

Prospect ($1.1 billion)

As expected, Prospect resumed payments of the approximately $3 million of contractual rent which will be due monthly through February of 2024. Under the lease agreement, Prospect will begin making full rent payments on its approximately $513 million California portfolio at a mid-8% cash rate in March of 2024.

In May 2023, MPT disclosed that it agreed to provide Prospect a $75 million delayed draw term loan facility in connection with its recapitalization transactions. Funding under this facility increased to $45 million during the third quarter and to $65 million following quarter-end. The delayed draw term loan facility earns cash interest, which was fully paid to MPT in early October, and is secured by government and commercial insurance accounts receivable.

CAPITAL ALLOCATION STRATEGY UPDATE

Having utilized proceeds from its exit from Australia to reduce the balance of its revolving credit facility and to increase cash availability, MPT is flexible to manage near-term maturities with existing liquidity and projected retained cash flow. However, in the interest of expediting the repayment of these maturities, significantly reducing its revolving credit facility balance and repaying additional maturities, the Company is evaluating divestiture and joint venture opportunities for which indications of marketability are encouraging. MPT is also exploring limited secured debt financing options which similarly would provide immediate liquidity based on asset value. In the aggregate, MPT expects to raise approximately $2 billion in new liquidity over the next twelve months.

OPERATING RESULTS AND OUTLOOK

Net income for the third quarter ended September 30, 2023 was $117 million ($0.19 per diluted share) compared to net income of $222 million ($0.37 per diluted share) in the year earlier period. Included in third quarter net income is the recognition of $13 million of third quarter 2023 contractually owed rent and interest revenue from the receipt of an investment in PHP and, separately, an approximate $30 million fair market value adjustment due to updated assumptions related to the value of MPT’s investment received in the second quarter of 2023. In addition, net income includes the write-off of deferred rent receivable of approximately $17 million and straight-line rent of roughly $32 million resulting from the planned substantive exit of MPT’s relationship with a tenant currently comprising approximately 1% of total assets. Although the agreement with the tenant is expected to result in full collection of the deferred rent during the first half of 2024, accounting rules require that both the straight-line rent and deferred rent be written off currently.

NFFO for the third quarter ended September 30, 2023 was $226 million ($0.38 per diluted share) compared to $272 million ($0.45 per diluted share) in the year earlier period. Included in 2023 third quarter NFFO is roughly $13 million ($0.02 per diluted share) from the receipt of an investment in PHP in lieu of cash for third quarter contractually owed rent and interest revenue from Prospect. This recognition completes MPT’s accounting for the receipt of its investment in PHP. The combined amount of approximately $82 million recorded in the second and third quarters is not intended to represent cash currently and is not expected to recur.

The Company is narrowing its 2023 calendar estimate of per share net income to $0.36 to $0.38 to account for third quarter results and is also narrowing its estimate of per share NFFO to $1.56 to $1.58. The ranges include the recognition of PHP investment value received in the second and third quarters. The estimates are based on an existing portfolio which includes the impact of binding disposition and leasing transactions and excludes expected future contributions from development and other capital projects.

These estimates do not include the effects, among others, of unexpected real estate operating costs, modifications to lease terms, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent and in place lease intangibles, other impairments or other non-recurring/unplanned transactions. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced or repurchased, new shares are issued or repurchased, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for October 26, 2023 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2023. The dial-in numbers for the conference call are 844-481-2836 (U.S.) and 412-317-1856 (International); there is no passcode requirement. Call participants are to ask the operator to be joined to the Medical Properties Trust, Inc. conference call upon dialing in. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through November 9, 2023, using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 1930844. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 441 facilities and approximately 44,000 licensed beds as of September 30, 2023. Since the end of the third quarter, the Company has sold four facilities and now owns approximately 43,000 licensed beds in nine countries across three continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, asset sales, expected returns on investments and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-

looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, potential impact from health crises (like COVID-19); (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual guidance for net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to operate profitably and generate positive cash flow, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that the expected sale of three Connecticut hospitals currently leased to Prospect does not occur; (xvii) the risk that MPT is unable to monetize its investment in PHP at full value within a reasonable time period or at all; (xiii) the risk that other property sales, loan repayments, and other capital recycling transactions do not occur; (xix) the risk that MPT is not able to attain its leverage, liquidity and cost of capital objectives within a reasonable time period or at all; and (xx) the risks and uncertainties of litigation.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	September 30, 2023	December 31, 2022
Assets	(Unaudited)	(A)
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,042,260	$13,862,415
Investment in financing leases	1,233,336	1,691,323
Real estate held for sale	290,321	—
Mortgage loans	302,476	364,101

Gross investment in real estate assets	14,868,393	15,917,839
Accumulated depreciation and amortization	(1,315,223)	(1,193,312)

Net investment in real estate assets	13,553,170	14,724,527
Cash and cash equivalents	340,058	235,668
Interest and rent receivables, net	195,559	167,035
Straight-line rent receivables	788,761	787,166
Investments in unconsolidated real estate joint ventures	1,461,725	1,497,903
Investments in unconsolidated operating entities	1,843,847	1,444,872
Other loans	263,471	227,839
Other assets	558,291	572,990

Total Assets	$19,004,882	$19,658,000

Liabilities and Equity
Liabilities
Debt, net	$10,157,079	$10,268,412
Accounts payable and accrued expenses	375,888	621,324
Deferred revenue	32,280	27,727
Obligations to tenants and other lease liabilities	154,218	146,130

Total Liabilities	10,719,465	11,063,593
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 598,444 shares at September 30, 2023 and 597,476 shares at December 31, 2022	598	597
Additional paid-in capital	8,558,768	8,535,140
Retained (deficit) earnings	(215,058)	116,285
Accumulated other comprehensive loss	(59,778)	(59,184)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,284,530	8,592,838
Non-controlling interests	887	1,569

Total Equity	8,285,417	8,594,407

Total Liabilities and Equity	$19,004,882	$19,658,000

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues
Rent billed	$229,306	$232,418	$724,954	$737,029
Straight-line rent	21,511	26,552	38,875	146,114
Income from financing leases	26,066	51,011	107,729	154,660
Interest and other income	29,693	42,358	122,624	124,562

Total revenues	306,576	352,339	994,182	1,162,365
Expenses
Interest	106,709	88,076	308,833	266,989
Real estate depreciation and amortization	77,802	81,873	526,065	251,523
Property-related (A)	6,483	8,265	38,269	37,998
General and administrative	38,110	37,319	115,438	117,601

Total expenses	229,104	215,533	988,605	674,111
Other income (expense)
(Loss) gain on sale of real estate	(20)	68,795	209	536,788
Real estate and other impairment (charges) recovery	(3,750)	19,450	(93,288)	14,575
Earnings from equity interests	11,264	11,483	34,840	33,606
Debt refinancing and unutilized financing benefit (costs)	862	(17)	46	(9,452)
Other (including fair value adjustments on securities)	41,125	4,082	25,447	20,875

Total other income (expense)	49,481	103,793	(32,746)	596,392

Income (loss) before income tax	126,953	240,599	(27,169)	1,084,646
Income tax (expense) benefit	(10,058)	(18,579)	134,661	(40,615)

Net income	116,895	222,020	107,492	1,044,031
Net income attributable to non-controlling interests	(185)	(227)	(25)	(960)

Net income attributable to MPT common stockholders	$116,710	$221,793	$107,467	$1,043,071

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.19	$0.37	$0.18	$1.74

Weighted average shares outstanding - basic	598,444	598,980	598,363	598,828
Weighted average shares outstanding - diluted	598,553	599,339	598,406	599,099
Dividends declared per common share	$0.15	$0.29	$0.73	$0.87

(A)

Includes $3.3 million and $5.6 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended September 30, 2023 and 2022, respectively, and $28.6 million and $30.2 million for the nine months ended September 30, 2023 and 2022, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
FFO information:
Net income attributable to MPT common stockholders	$116,710	$221,793	$107,467	$1,043,071
Participating securities’ share in earnings	(311)	(288)	(1,295)	(1,035)

Net income, less participating securities’ share in earnings	$116,399	$221,505	$106,172	$1,042,036
Depreciation and amortization	96,280	99,296	580,484	300,731
Loss (gain) on sale of real estate	20	(68,795)	(209)	(536,788)
Real estate impairment charges	3,750	—	55,854	—

Funds from operations	$216,449	$252,006	$742,301	$805,979
Write-off of unbilled rent and other	52,742	35,587	150,576	35,259
Other impairment (recovery) charges	—	(19,450)	37,434	(14,575)
Litigation and other	2,759	—	12,987	—
Share-based compensation adjustments	1,243	—	(3,120)	(966)
Non-cash fair value adjustments	(46,815)	(3,597)	(42,562)	(12,563)
Tax rate changes and other	—	7,726	(164,535)	6,901
Debt refinancing and unutilized financing (benefit) costs	(862)	17	(46)	9,452

Normalized funds from operations	$225,516	$272,289	$733,035	$829,487
Share-based compensation	10,210	11,089	32,839	33,968
Debt costs amortization	5,016	4,543	15,340	14,716
Rent deferral, net	2,351	549	7,144	(6,494)
Straight-line rent revenue from operating and finance leases	(61,003)	(73,061)	(184,417)	(225,151)

Adjusted funds from operations	$182,090	$215,409	$603,941	$646,526

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.19	$0.37	$0.18	$1.74
Depreciation and amortization	0.16	0.16	0.97	0.50
Loss (gain) on sale of real estate	—	(0.11)	—	(0.90)
Real estate impairment charges	0.01	—	0.09	—

Funds from operations	$0.36	$0.42	$1.24	$1.34
Write-off of unbilled rent and other	0.09	0.06	0.25	0.06
Other impairment (recovery) charges	—	(0.03)	0.06	(0.03)
Litigation and other	0.01	—	0.02	—
Share-based compensation adjustments	—	—	(0.01)	—
Non-cash fair value adjustments	(0.08)	(0.01)	(0.07)	(0.02)
Tax rate changes and other	—	0.01	(0.27)	0.01
Debt refinancing and unutilized financing (benefit) costs	—	—	—	0.02

Normalized funds from operations	$0.38	$0.45	$1.22	$1.38
Share-based compensation	0.02	0.02	0.06	0.06
Debt costs amortization	0.01	0.01	0.03	0.02
Rent deferral, net	—	—	0.01	(0.01)
Straight-line rent revenue from operating and finance leases	(0.11)	(0.12)	(0.31)	(0.37)

Adjusted funds from operations	$0.30	$0.36	$1.01	$1.08

Notes:

(A) Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B) Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) straight-line rent, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based more on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our infrastructure-type assets generally require longer term leases with annual contractual escalations of base rents, resulting in the recognition of a significant amount of rental income that is not billable/collected until future periods. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

2023 Guidance Reconciliation

(Unaudited)

	2023 Guidance -Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$0.36	$0.38
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$0.36	$0.38
Depreciation and amortization	1.13	1.13
Real estate impairment charges	0.09	0.09

Funds from operations	$1.58	$1.60
Other adjustments	(0.02)	(0.02)

Normalized funds from operations	$1.56	$1.58

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.